Exhibit 107

FORM S-8

(Form Type)

ACURX PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	457(c) and 457(h)	681,227	$0.44875	$305,700.62	0.0001531	$46.80
Total Offering Amounts:							$305,700.62		$46.80
Total Fees Previously Paid:									$—
Total Fee Offsets:									$—
Net Fee Due:									$46.80

(1)	(A) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the 2021 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock; and (B) pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the maximum aggregate offering price is calculated as the product of (i) 681,227 shares of our common stock and (ii) $0.44875, the average of the high and low trading prices of common stock on The Nasdaq Capital Market on March 11, 2025 (a date within five business days prior to the date of this registration statement).